UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2014

DIAMANTE MINERALS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-184830 (Commission File Number)	27-3816969 (I.R.S. Employer Identification No.)

Diamante Minerals, Inc.
6503 N. Military Trail, Unit 4601
Boca Raton, Florida 33496
 (Address of Principal Executive Offices, Zip Code)

(480)-603-5151
 (Registrant's Telephone Number, Including Area Code)

Oconn Industries Corp.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|   | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|   | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|  |  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|  |  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management
Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 1, 2014, Diamante Minerals, Inc. (the "Company") filed a Certificate of Amendment to its Articles of Incorporation (the "Certificate of Amendment") with the Secretary of State of the State of Nevada to (i) change its corporate name from "Oconn Industries Corp. to "Diamante Minerals, Inc." and (ii) increase the number of shares of authorized shares of common stock from 75,000,000 shares to 300,000,000 shares. The name change and increase in authorized capital were approved by written consent dated March 11, 2014 by the board of directors of the Company and by the holder of shares representing 55.55% of the Company's issued and outstanding shares of common stock.

On April 10, 2014, FINRA confirmed the 4-1 forward stock split authorized by the Board of Directors of the Company.  The record date of the split was March 31, 2014.  Accordingly, shareholders owning shares on such date received 3 shares of the Company for each share they owned as of such date. As a result of the forward stock split, the Company had 46,800,000 shares issued and outstanding. The additional shares were mailed directly to the stockholders of the company without any further action on their part.

The foregoing description of the Certificate of Amendment is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is attached as Exhibit 3.3 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
3.3	Certificate of Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMANTE MINERALS, INC.

By: /s/ Robert T. Faber
Name:  Robert T. Faber
                                                                                                                                                                              Title: President

Date:  June 16, 2014